Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dr. Reddy’s Laboratories Limited
We consent to incorporation by reference in the registration statement (No. 333-101013) on Form S-8 of Dr. Reddy’s Laboratories Limited of our reports dated May 31, 2006, relating to the consolidated balance sheets of Dr. Reddy’s Laboratories Limited and subsidiaries as of March 31, 2006, and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2006 and the effectiveness of internal control over financial reporting as of March 31, 2006, which reports appear in the March 31, 2006 annual report on Form 20-F of Dr. Reddy’s Laboratories Limited.
Our report dated May 31, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2006, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of the Company excludes an evaluation of internal control over financial reporting of Industrias Quimicas Falcon de Mexico S.A. de. C.V and beta Holdings GmbH, acquired businesses.
KPMG
Hyderabad, India
September 29, 2006